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                                                              Exhibit 99




Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


             OHIO CASUALTY CORPORATION ANNOUNCES PROPOSED
                 PRIVATE OFFERING OF CONVERTIBLE NOTES


FAIRFIELD, Ohio, - March 11, 2002 - Ohio Casualty Corporation (NASDAQ: OCAS) today announced that it is seeking to raise, subject to market and other conditions, $125 million through a private offering of convertible notes (which amount does not give effect to an option granted to the initial purchasers to acquire additional notes). The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The company intends to use the net proceeds of the offering for repayment of bank debt. The notes, which will be convertible into shares of the company's common stock, will be due in 2022. The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Safe Harbor Statement
Information in this release about this offering includes forward-looking statements that involve risks and uncertainties. Actual events could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties associated with a private offering of securities, including market conditions, level of investor interest in the convertible notes, satisfaction of closing conditions and business and general economic conditions.